Exhibit 99

DiVall Insured Income Properties 2, L.P.

QUARTERLY NEWS

A publication of The Provo Group, Inc.	FIRST QUARTER 2004

WHEN SOMEONE OFFERS TO PURCHASE YOUR UNITS . . .

Many of you have, at one time or another, received unsolicited offers in the mail to purchase your units. As you may already know, those offers do not come from The Provo Group (“TPG”) and are not endorsed by TPG. There are a few of these “mini-tender offers” currently being circulated to DiVall investors. We feel it is important that you understand the following information when you consider selling your units to an unsolicited buyer:

. . . THEIR ONLY GOAL IS TO MAKE A PROFIT . . .

The person or company that is offering to buy your units is doing so as an investment and expects to make a good return on the investment. Your investment is currently returning about 8% based on the estimated net asset value of the Partnership. In order for the buyer to make more than 8%, the buyer must pay less than the estimated net asset value. For example, if they purchase your units for $350 per unit and the net asset value of your unit is $440, the buyer has $90 per unit as a built-in profit ( 25%) plus an annual return from quarterly distributions of, not 8%, but 10.25%. Note that the buyer’s return is not guaranteed, and when he will be able to get the built-in profit (or loss) depends on when the Partnership is liquidated.

. . . TPG IS INVOLVED ONLY AS A TRANSFER AGENT . . .

The money from the sale of your units does not come from the Partnership or TPG, nor does the money go through our office. Once TPG receives the signed contract from both the buyer and seller directing us to transfer the units, the units are transferred and a new certificate is issued to the buyer. However, we cannot be responsible to make sure you actually get paid. If you do not receive your money as stated in your contract with the buyer, contact our office and we will use reasonable efforts to identify a contact for you with the buyer, but we will not be drawn into any payment dispute you may have with the buyer.

. . . BE SURE TO READ THE FINE PRINT . . .

It is important that you thoroughly read the offers that are sent to you. The fine print can be difficult to understand and sometimes misleading. One area that seems to often lead to confusion/misunderstanding is who is entitled to receive (or get credit for) any distributions that occur before the sale is completed and the unit is transferred. Watch this closely when evaluating an offer.

. . . AND KNOW YOUR BUYER’S BACKGROUND . . .

Offers sometimes contain interesting information regarding the buyer. For example, a recent offer read “(the buyer) entered into a consent with the SEC enjoining them from offering, making or engaging in mini-tenders . . . this consent specifies that it does not pertain to offers to purchase limited partnership interests.” You may want to investigate why a buyer got in trouble with the SEC before agreeing to do business with them.

Some offers mention transfer fees. To cover the expense of processing transfers, the Partnership does charge a $50 fee per transfer (not per unit). A recent mini-tender offer read “offering $380 per unit, less the partnership transfer fee of $60.” We do not know whether this misstatement of the amount of the Partnership’s transfer fee was inadvertent or deliberate.

PAGE 2	DIVALL 2	1 Q 04

If you have any questions or concerns regarding an offer you received in the mail, please do not hesitate to contact our office. We will try to answer any questions you may have. Additionally, if you ask us for it, our office will forward you a list of companies/individuals who have purchased units from investors in the past and may be interested in purchasing your units. These people may be willing to pay more than the current mini-tenders, but we are not endorsing any of these potential buyers either.

In May 2005 the partnership intends to send out consents to investors to vote on whether or not to place the partnership’s assets up for sale.

DISTRIBUTION HIGHLIGHTS

•	$415,000 total amount distributed for the First Quarter 2004 which is $10,000 lower than originally projected primarily because of the Popeye’s real estate taxes. (refer to page 3 for details)

•	$8.97 per unit (approx.) for the First Quarter 2004.

•	The First Quarter distribution represents an approximate 8.1% annualized return from operations based on a net asset value of $20,500,000 as of 12/31/03.

•	$1,234 to $1,084 range of distributions per unit from the first unit sold to the last unit sold before the offering closed (2/90) respectively. (Distributions are from both cash flow from operations and “net” cash activity from financing and investing/sale activities)

PROPERTY HIGHLIGHTS

Sales/Other Issues

$	Palm Beach, FL (currently operated as a Miami Subs restaurant) The Partnership currently has a contract pending for the sale of this property to a private investor for $650,000. Closing is contracted to be in the Second Quarter of 2004.

Miami Subs, was delinquent at March 31, 2004 in the amount of $20,721 which represents past due rent and related late fees. Although this tenant agreed to make double payments we have yet to receive the balance due. This tenant is in default and we are seeking possession of this property.

Litigation Issues

$	Popeye’s (Park Forest, IL) This tenant was delinquent at March 31, 2004 in the amount of $270,000. This amount includes delinquent percentage rent for 2001 and 2002 ($103,509), related late fees ($61,049), and delinquent property taxes (approximately $105,000). The Partnership paid the delinquent taxes during the first quarter, which cover 2001, 2002 and the first half of 2003, in order to avoid adverse action by the taxing authority.

The Partnership commenced legal action against Popeye’s last year, and in February we were granted a court order allowing the Partnership to remove Popeye’s and gain possession of the property if we choose to do so. We are also pursuing a reduction in the real estate tax assessment.

On April 22, we received $25,000 as an initial monthly installment by the tenant toward satisfying all outstanding real estate taxes previously paid buy us. There is no settlement agreement, but it is understood that if all of the past due taxes are brought current with us; we will enter into a formal settlement agreement to stay any possession action or other litigation.

QUESTIONS & ANSWERS

Ë	When can I expect my next distribution mailing?

Your distribution correspondence for the Second Quarter of 2004 is scheduled to be mailed on August 13, 2004.

Ë	What was the December 31, 2003 net asset value?

Approximately $440 per unit.

Ë	If I have questions or comments, how can I reach your office?

You can reach us at our new address, listed below, effective March 1, 2004.

MAIL:	DiVall Investor Relations
c/o The Provo Group, Inc.
1100 Main Street, Suite 1830
Kansas City, MO 64105
PHONE:	800-547-7686 OR (816) 421-7444 EXTENSION 224
FAX:	(816) 221-2130
E-MAIL:	mevans@theprovogroup.com

3

DIVALL INSURED INCOME PROPERTIES 2 L.P.

STATEMENTS OF INCOME AND CASH FLOW CHANGES

FOR THE THREE MONTH PERIOD ENDED MARCH 31, 2004

	PROJECTED	ACTUAL	VARIANCE
	1ST QUARTER 03/31/2004	1ST QUARTER 03/31/2004	BETTER (WORSE)
OPERATING REVENUES
Rental income	$433,200	$438,520	$5,320
Interest income	2,500	2,003	(497)
Bankruptcy claim	0	24,271	24,271
Other income	0	2,709	2,709

TOTAL OPERATING REVENUES	$435,700	$467,503	$31,803

OPERATING EXPENSES
Insurance	$9,690	$11,192	$(1,502)
Management fees	51,047	50,998	49
Overhead allowance	4,119	4,122	(3)
Advisory Board	4,425	3,500	925
Administrative	14,160	17,551	(3,391)
Professional services	15,400	12,275	3,125
Auditing	22,500	15,499	7,001
Legal	12,000	11,810	190
Property Expenses	18,000	43,152	(25,152)

TOTAL OPERATING EXPENSES	$151,341	$170,100	$(18,759)

INVESTIGATION AND RESTORATION EXPENSES	$0	$96	$(96)

NON-OPERATING EXPENSES
Depreciation	66,144	65,357	787
Amortization	3,198	3,198	(0)

TOTAL NON-OPERATING EXPENSES	$69,342	$68,555	$787

TOTAL EXPENSES	$220,683	$238,751	$(18,068)

NET INCOME	$215,017	$228,752	$13,735

			VARIANCE
OPERATING CASH RECONCILIATION:
Depreciation and amortization	69,342	68,555	(787)
Recovery of amounts previously written off	0	(2,405)	(2,405)
(Increase) Decrease in current assets	265,530	454,261	188,731
Increase (Decrease) in current liabilities	(114,955)	(104,625)	10,330
(Increase) Decrease in cash reserved for payables	114,095	103,711	(10,384)
Current cash flows advanced from (reserved for) future distributions	(121,000)	(337,403)	(216,403)

Net Cash Provided From Operating Activities	$428,029	$410,846	$(17,183)

CASH FLOWS (USED IN) FROM INVESTING AND FINANCING ACTIVITIES
Indemnification Trust (Interest earnings reinvested)	(1,000)	(1,000)	0
Recovery of amounts previously written off	0	2,405	2,405

Net Cash (Used In) From Investing And Financing Activities	$(1,000)	$1,405	$2,405

Total Cash Flow For Quarter	$427,029	$412,251	$(14,778)

Cash Balance Beginning of Period	614,518	673,142	58,624
Less 4th quarter distributions paid 2/04	(310,000)	(325,000)	(15,000)
Change in cash reserved for payables or future distributions	6,905	233,692	226,787

Cash Balance End of Period	$738,451	$994,086	$255,635

Cash reserved for 1st quarter 2004 L.P. distributions	(425,000)	(415,000)	10,000
Cash reserved for payment of accrued expenses	(82,590)	(103,711)	(21,121)
Cash advanced from (reserved for) future distributions	(181,000)	(421,000)	(240,000)

Unrestricted Cash Balance End of Period	$49,861	$54,375	$4,514

	PROJECTED	ACTUAL	VARIANCE
* Quarterly Distribution	$425,000	$415,000	$(10,000)
Mailing Date	05/15/2004	(enclosed )	—

*	Refer to distribution letter for detail of quarterly distribution.

PROJECTIONS FOR

DISCUSSION PURPOSES

DIVALL INSURED INCOME PROPERTIES 2 LP

2004 PROJECTED PROPERTY SUMMARY

AND RELATED RECEIPTS

AS OF MARCH 31,2004

PORTFOLIO	(Note 1)

		REAL ESTATE			EQUIPMENT					TOTALS
CONCEPT	LOCATION	COST	ANNUAL BASE RENT	% YIELD	LEASE EXPIRATION DATE	COST	PRINCIPAL RETURNED AS OF 1/1/94	ANNUAL LEASE RECEIPTS	% RETURN	COST	ANNUAL RECEIPTS	RETURN
APPLEBEE’S	COLUMBUS, OH	1,059,465	135,780	12.82%		84,500	29,849	0	0.00%	1,143,965	135,780	11.87%
BLOCKBUSTER	OGDEN, UT	646,425	107,750	16.67%						646,425	107,750	16.67%
DENNY’S	PHOENIX, AZ	972,726	65,000	6.68%		183,239	0	0	0.00%	1,155,965	65,000	5.62%
CHINESE SUPER BUFFET(2)	PHOENIX, AZ	865,900	66,000	7.62%		221,237	0	0	0.00%	1,087,137	66,000	6.07%
HOOTER’S	R. HILLS, TX	1,246,719	95,000	7.62%						1,246,719	95,000	7.62%
DAYTONA’S All SPORTS CAFÉ(3)	DES MOINES, IA	845,000	60,000	7.10%		52,813	0	0	0.00%	897,813	60,000	6.68%
KFC	SANTA FE, NM	451,230	60,000	13.30%						451,230	60,000	13.30%
MIAMI SUBS(4)	PALM BEACH, FL	743,625	60,000	8.07%						743,625	60,000	8.07%

Note:

1:	This property summary includes only property and equipment held by the Partnership during 2004.
2:	Chinese Super Buffet obtained possession of the property in August 2002 and rent commenced in January 2003.
3:	Hickory Park’s lease on the property expired on December 31, 2002; however, Management accepted a two month hold over lease with subtenant, Daytona’s, until a 5 year lease was directly executed with them. The new lease was effective March 2003.
4:	Management executed a contract to sell the property in January 2004 for $650,000. The closing date is anticipated to be in the Second Quarter of 2004.
5:	The property was leased to a new tenant, Panda Buffet, in February 2003 and rent commenced in July 2003.

PROJECTIONS FOR

DISCUSSION PURPOSES

DIVALL INSURED INCOME PROPERTIES 2 LP

2002 PROPERTY SUMMARY

AND RELATED RECEIPTS

PORTFOLIO	(Note 1)

		REAL ESTATE			EQUIPMENT					TOTALS
CONCEPT	LOCATION	COST	ANNUAL BASE RENT	% YIELD	LEASE EXPIRATION DATE	COST	PRINCIPAL RETURNED AS OF 1/1/94	ANNUAL LEASE RECEIPTS	% RETURN	COST	TOTAL RECEIPTS	RETURN
POPEYE’S	PARK FOREST, IL	580,938	77,280	13.30%						580,938	77,280	13.30%

SUNRISE PRESCHOOL	PHOENIX, AZ	1,084,503	123,318	11.37%		79,219	33,047	0	0.00%	1,182,735	123,318	10.43%
						19,013	6,710	0	0.00%

PANDA BUFFET (5)	GRAND FORKS, ND	739,375	33,000	4.46%						739,375	33,000	4.46%

WENDY’S	AIKEN, SC	633,750	90,480	14.28%						633,750	90,480	14.28%
WENDY’S	CHARLESTION, SC	580,938	77,280	13.30%						580,938	77,280	13.30%
WENDY’S	N. AUGUSTA, SC	660,156	87,780	13.30%						660,156	87,780	13.30%
WENDY’S	AUGUSTA, GA	728,813	96,780	13.28%						728,813	96,780	13.28%
WENDY’S	CHARLESTON, SC	596,781	76,920	12.89%						596,781	76,920	12.89%
WENDY’S	AIKEN, SC	776,344	96,780	12.47%						776,344	96,780	12.47%
WENDY’S	AUGUSTA, GA	649,594	86,160	13.26%						649,594	86,160	13.26%
WENDY’S	CHARLESTON, SC	528,125	70,200	13.29%						528,125	70,200	13.29%
WENDY’S	MT. PLEASANT, SC	580,938	77,280	13.30%						580,938	77,280	13.30%
WENDY’S	MARTINEZ, GA	633,750	84,120	13.27%						633,750	84,120	13.27%

PORTFOLIO TOTALS		15,605,095	1,726,908	11.07%		640,021	69,606	0	0.00%	16,245,116	1,726,908	10.63%

Note:

1:	This property summary includes only property and equipment held by the Partnership during 2004.
2:	Chinese Super Buffet obtained possession of the property in August 2002 and rent commenced in January 2003.
3:	Hickory Park’s lease on the property expired on December 31, 2002; however, Management accepted a two month hold over lease with subtenant, Daytona’s, until a 5 year lease was directly executed with them. The new lease was effective March 2003.
4:	Management executed a contract to sell the property in January 2004 for $650,000. The closing date is anticipated to be in the Second Quarter of 2004.
5:	The property was leased to a new tenant, Panda Buffet, in February 2003 and rent commenced in July 2003.